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                                ALLIANCE BANCORP
                (Name of Registrant as Specified in its Charter)

              LA SALLE FINANCIAL PARTNERS, LIMITED PARTNERSHIP AND
                   THE COMMITTEE TO MAXIMIZE SHAREHOLDER VALUE
             (Name of Person(s) Filing Proxy Statement if other than
                                 the Registrant)

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


                       LA SALLE FINANCIAL PARTNERS, L. P.
                                       and
                   The Committee to Maximize Shareholder Value
                                    Suite 405
                             259 E. Michigan Avenue
                            Kalamazoo, Michigan 49007

June 10, 1999


TO OUR FELLOW SHAREHOLDERS:

The time before the Alliance Bancorp meeting grows short, and the most important issue for shareholders to focus on is very straightforward: DO YOU THINK THE ELECTION OF THE COMMITTEE'S THREE HIGHLY QUALIFIED INDEPENDENT DIRECTORS WILL HELP INCREASE THE VALUE OF YOUR INVESTMENT IN ALLIANCE BANCORP?

                   NATIONALLY RECOGNIZED INDEPENDENT AUTHORITY
             RECOMMENDS A VOTE FOR THE COMMITTEE'S DIRECTOR NOMINEES

You have now received many mailings about our nominees and management's. Although we believe the issues are clear, we know that it can be confusing to receive so much conflicting information. Institutional Shareholder Services
(ISS), is an independent organization retained by many institutional owners and mutual funds, who collectively manage tens of billions of dollars, to help them analyze complex voting issues and determine what is in their best interest. After talking with both Alliance Bancorp's management and the Committee, ISS HAS ISSUED A WRITTEN REPORT RECOMMENDING THAT ITS CLIENTS SUPPORT THE LA SALLE NOMINEES.

                            $3.5 MILLION OF OUR MONEY

Of the many misimpressions management has tried to create in its recent letter to shareholders, we would like to particularly address their statement that the Committee nominees "have not invested one single dollar of their own funds in Alliance Bancorp common stock." IN FACT, PETER KROSS, ONE OF THE MANAGING PARTNERS OF LA SALLE, AND NOMINEE RICHARD NELSON HAVE A STAKE OF OVER $3.5 MILLION IN ALLIANCE BANCORP THROUGH LA SALLE FINANCIAL PARTNERS. And this investment in Alliance wasn't accomplished through stock option exercises or merger consideration unlike a significant portion of the Alliance shares owned by management and the board.

                               WHAT IS THE TRUTH?

Management has attacked our plans and our motives. We're not surprised at this response, given the positive reaction we've received from many shareholders. What management HASN'T done is to provide clear answers to the question that is of paramount concern:

       IS THE COMPANY REALLY NEGOTIATING A SALE? Crain's Chicago Business reported that Kenne Bristol confirmed that Alliance is entertaining an offer to merge or sell. Mr. Bristol denied making the statement. Later, Mr. Bristol was reported to have said "If opportunities make sense, we're not closed-minded to them. No one runs a company forever." What is Mr. Bristol really saying? Moreover, if the Company really has been consulting with "top-tier" investment banking firms in connection with possible merger and acquisition transactions, as they now claim, why hasn't the Company publicly announced this before now, just prior to the annual shareholders meeting? And why haven't they announced what investment banking firms they have retained. IS THE COMPANY REALLY SERIOUS ABOUT CONSIDERING A SALE, OR WILL THEIR OBJECTIVES CHANGE AFTER THE SHAREHOLDER MEETING AND THIS PROXY CONTEST ARE OVER?

Since management seems prepared to address any topic EXCEPT the one most important to shareholders, you'll have to decide for yourself whether they are trying to create value or win votes.

                                  TIME IS SHORT

Because your shares are held through a brokerage firm or bank, if you wish to support our nominees, you must do one of the following to be certain your vote is received in time for the meeting:

*      Mail the enclosed GREEN proxy card today, if it is before June 16th; or

* If it is after June 16th, mail the GREEN Proxy AND call the person responsible for your account and ask that the firm cast your vote for the Committee's nominees on the GREEN proxy card.

We hope you will support us by voting the GREEN proxy today. Thank you for your attention to this important matter.

Sincerely,


         La Salle Financial Partners, L. P.          The Committee to Maximize
                                                            Shareholder Value


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            If you have any questions, please call The Altman Group,
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               our proxy solicitors, toll-free at 1-800-206-0007.